Exhibit 7.04

Merrill Lynch & Co., Inc.

4 World Financial Center
New York, NY 10080
BlackRock, Inc.
40 East 52nd Street
New York, New York 10022
Attention: General Counsel
September 25, 2008
Ladies and Gentlemen:
We refer to the Amended and Restated Stockholder Agreement, dated as of July 16, 2008 (the “Stockholder Agreement”), between Merrill Lynch & Co., Inc. (“ML&Co” and, collectively with its affiliates, “Merrill Lynch”) and BlackRock, Inc. (“BlackRock”). By countersigning this consent and waiver (this “Consent and Waiver”) below and returning an executed counterpart to Merrill Lynch, attention: Marlene Debel at the address provided above or by email to marlene_debel@ml.com, BlackRock hereby:
     (1) consents to the Transfer by Merrill Lynch and any of its relevant affiliates of all or part of the shares of Common Stock of BlackRock held by any of them (the “Shares”), under one or more repurchase agreements with the Federal Reserve Bank of New York (the “Federal Reserve”) and agrees that Section 3.4 of the Stockholder Agreement shall not apply to such Transfer; provided, however, that such consent shall expire upon the consummation of the merger (the “Merger Closing”) pursuant to the Agreement and Plan of Merger, dated as of September 15, 2008, by and between ML&Co. and Bank of America Corporation, as the same may be amended from time to time; provided, further, however, that the expiration of such consent shall not apply to or affect any Transfer of Shares that is the subject of any repurchase agreement entered into prior to the date of the Merger Closing that matures by its terms upon or prior to the Merger Closing.
     (2) agrees that, upon or in connection with the occurrence of an event that provides the Federal Reserve under any documentation covering any such repurchase agreement the right to exercise remedies in respect of the Shares under any such repurchase agreement and the Federal Reserve’s determination or deemed determination to exercise such remedies (an “Event”), (a) the sale or other disposition of all or any part of the Shares by the Federal Reserve to one or more third-party purchasers shall not be subject to the Transfer and other restrictions contained in the Stockholder Agreement; (b) in the hands of the Federal Reserve or any such third-party-purchaser, the Shares shall not be subject to any of the terms or provisions of the Stockholder Agreement; (c) upon request of the Federal Reserve, BlackRock shall promptly remove or cause its transfer agent to remove any legend on such securities referring to any restrictions under the Stockholder Agreement and to register the Shares in the name of the Federal Reserve or in the name of such Person(s) as the Federal Reserve designates to BlackRock in writing; and (d) upon notice from the Federal Reserve to Merrill Lynch and BlackRock of such Event and its determination to exercise its voting rights, Merrill Lynch shall be released from its obligations under Section 4.6 of the Stockholder Agreement in order that the Shares may be freely voted by the Federal Reserve;
     (3) acknowledges that the Federal Reserve will not become a party to the Stockholder Agreement at any time and, accordingly, agrees that, the Federal Reserve does not and will not have any obligation to comply with the terms of, or incur any liability or obligation of any kind under, the Stockholder Agreement, including any liability for any breach of the Stockholder Agreement by Merrill Lynch;
     (4) agrees that, upon the Federal Reserve’s notice of an Event, the Federal Reserve shall have rights under the Registration Rights Agreement dated September 29, 2006 (the “Registration Rights Agreement”) among BlackRock, ML&Co and The PNC Financial Services Group, Inc. as if the Federal Reserve were Merrill Lynch thereunder and that any provisions in the Registration Rights Agreement relating to the Stockholder Agreement shall not apply to the Federal Reserve’s rights under the Registration Rights Agreement. BlackRock and Merrill Lynch further agree that they will maintain the Registration Rights Agreement in full force and effect for the term of each repurchase agreement with respect to any Shares. BlackRock acknowledges and agrees that all Shares from time to time subject to a repurchase agreement shall, notwithstanding any provision in the Registration Rights Agreement, constitute Registrable Shares under the Registration Rights Agreement. Each of BlackRock and Merrill Lynch confirm that there have been no “Requests” for “Required Registrations” within the meaning of the Registration Rights Agreement within the preceding twelve months; and
     (5) it will execute all assignments and other instruments and give any necessary instructions to any transfer agent or registrar necessary to provide the Federal Reserve or any third-party transferee of Shares with the foregoing rights.
As a condition to BlackRock providing this consent, Merrill Lynch agrees that:
     (6) each repurchase agreement will provide that, in the absence of any Event thereunder, Merrill Lynch shall retain the power to vote the Shares and designate members of the Board of Directors of BlackRock and all other voting, corporate governance or consent rights to which Merrill Lynch may be entitled under the Stockholder Agreement with respect to the Shares subject thereto;
     (7) it will not enter into any repurchase agreement in respect of BlackRock Shares that does not mature upon or prior to the Merger Closing;
     (8) it will not enter into any repurchase transaction under a repurchase agreement in respect of more than 90% of the number of the Shares; provided, however, that the foregoing shall not prevent Merrill Lynch from utilizing all or a portion of the remaining 10% of the number of the Shares to satisfy margin calls in respect of any such repurchase transaction due to reductions in the market value of the Shares;
     (9) it will continue to be bound by the Stockholder Agreement in all respects prior to any Event and, following an Event, by all applicable provisions of the Stockholder Agreement including without limitation, the non-competition provisions of Article V, in accordance with its terms; and
     (10) no Transfer of Shares to the Federal Reserve or by the Federal Reserve or any direct or indirect transferee of the Federal Reserve will be treated during the eight year period following the last such Transfer to the Federal Reserve as an acquisition of beneficial ownership of such Shares by any Person for purposes of clause (i) of the definition of “Change of Control of BlackRock” in the Amended and Restated Global Distribution Agreement, dated as of July 16, 2008, between Merrill Lynch and BlackRock and no change in directors of BlackRock during such eight-year period will be treated as a change in directors for purposes of clause (iv) or (v) of such definition if any such new director receives votes from any such transferee.
Furthermore:
     (11) Each of ML&Co, Merrill Lynch Government Securities, Inc. (“MLGS”) and BlackRock represents and warrants that this Consent and Waiver has been duly authorized, executed and delivered by it (and, in the case of BlackRock, has been approved by a majority of its independent directors) and is enforceable against it in accordance with its terms; and
     (12) In accordance with Section 3.2(a) of the Stockholder Agreement, BlackRock hereby consents to the Transfer of the Shares to MLGS for the purpose of delivering the Shares in one or more repurchase agreements with the Federal Reserve, and MLGS hereby agrees to be bound by the Stockholder Agreement as if it were an initial signatory thereto.
Merrill Lynch, MLGS and BlackRock further agree that upon the termination of all repurchase agreements and the Federal Reserve’s return of all share certificates to Merrill Lynch or MLGS, all obligations of Merrill Lynch and MLGS under the Stockholder Agreement previously waived shall return to full force.
Capitalized terms used and not otherwise defined in this Consent and Waiver have the meanings set forth in the Stockholder Agreement. This Consent and Waiver will be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws. This Consent and Waiver may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same consent. Delivery of an executed counterpart of this Consent and Waiver by electronic delivery will be effective as delivery of a manually executed counterpart of this Consent and Waiver.

Sincerely, MERRILL LYNCH & CO., INC., on behalf of itself and each of its affiliates
By:	/s/ Eric S. Heaton
Name:	Eric S. Heaton
Title:	Treasurer

MERRILL LYNCH GOVERNMENT SECURITIES, INC.
By:	/s/ Michael Johnson
Name:	Michael Johnson
Title:	Director

Agreed and acknowledged:
BLACKROCK, INC

By:	/s/ Daniel R. Waltcher
Name:	Daniel R. Waltcher
Title:	Managing Director